Exhibit 99.1

Contact:	Paul Dickard (Media)
(201) 573-3120

Joe Fimbianti (Analysts)
(201) 573-3113

Ingersoll Rand Reports Results of Voting

From Its 2009 Annual General Meeting and Special Court-Ordered Meeting

Hamilton, Bermuda, June 3, 2009—Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified-industrial firm, held its 2009 Annual General Meeting of shareholders in Dublin, Ireland, today, as well as a separate Special Court-Ordered Meeting convened to consider the company’s change in domicile from Bermuda to Dublin, Ireland.

During the Annual General Meeting, the company’s shareholders considered four proposals, including nominations to elect 12 members of Ingersoll Rand’s board of directors; an advisory proposal brought by the company relating to its executive “pay-for-performance” compensation policies and procedures; a proposal to approve the company’s amended and restated incentive stock plan of 2007; and the appointment of independent auditors.

The preliminary results of the Annual General Meeting voting are as follows:

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All 12 individuals nominated for the board of directors, Ann C. Berzin, Jared L. Cohon, Gary D. Forsee, Peter C. Godsoe, Edward E. Hagenlocker, Herbert L. Henkel, Constance J. Horner, Theodore E. Martin, Patricia Nachtigal, Orin R. Smith, Richard J. Swift, and Tony L. White, received at least 90.5% of the votes cast for his or her election to a one-year term, which expires at the company’s next Annual General Meeting.

•	The advisory proposal relating to executive “pay-for-performance” received approximately 84.0% of votes cast in favor and 13.7% opposed.

•	The proposal to approve the company’s amended and restated incentive stock plan of 2007 received approximately 85.5% of votes cast in favor and 13.6% opposed.

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•	PricewaterhouseCoopers received approximately 97.1% of the votes cast in favor of its appointment as independent auditor, with 2.4% opposed.

During the subsequent Special Court-Ordered Meeting, shareholders approved the company’s previously announced reorganization of the company from Bermuda to Dublin, Ireland, with approximately 96.6% of votes cast in favor and 2.5% opposed. The reorganization is expected to become effective within the next two to four weeks following the completion of governmental filings Bermuda.

“We are extremely pleased with the results of both the Annual General Meeting and the Special Court-Ordered Meeting,” said Herbert L. Henkel, chairman and chief executive officer. “With respect to our reorganization, Ireland will provide increased strategic flexibility and operational benefits for our company. We already have substantial operations in Ireland, and the nation’s common law-based legal system, its strong relationships as a member of the European Union, and its robust network of tax treaties with the United States, the European Union and many other countries where Ingersoll Rand has major operations provide a stable environment to pursue our global growth strategies.”

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Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.